Exhibit 5.1

October 26, 2007

Alsius Corporation
Board of Directors
15770 Laguna Canyon Road
Suite 150
Irvine, CA  92128

Re: Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Alsius Corporation, a Delaware corporation (the “Company”), in connection with the filing of Post-Effective Amendment No. 1 on Form S-3 (the “Registration Statement”) to a Registration Statement on Form S-1 (No. 333-124521) under the Securities Act of 1933, as amended (the “Act”), covering (i) up to 425,000 units (“Units”) to be issued upon exercise of unit purchase options (the “Options”), consisting of 425,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and 850,000 warrants to purchase a share of Common Stock (“Unit Warrants”) and (ii) up to 18,591,916 shares of Common Stock to be issued upon exercise of warrants to purchase shares of Common Stock, including Unit Warrants (collectively, the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, resolutions adopted by the Board of Directors of the Company, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that (1) the Units, each consisting of one share of Common Stock and two Unit Warrants, to be issued by the Company upon exercise of the Options, when issued in accordance with the terms of the Options, and (2) the shares of Common Stock to be issued by the Company upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter & Hampton LLP